Exhibit 23

KPMG

Consent of Independent Registered Public Accounting Firm

The Board of Directors
The Goldfield Corporation:

We consent to the incorporation by reference in the Registration Statement (No. 333-72241) on Form S-8 of The Goldfield Corporation of our report dated February 25, 2005, with respect to the consolidated balance sheets of The Goldfield Corporation and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, cash flows and stockholders' equity for each of the years in the three-year period ended December 31, 2004, which report appears in the 2004 Annual Report on Form 10-K of The Goldfield Corporation.

/s/ KPMG LLP

Orlando, Florida
March 29, 2005